Exhibit 10.8

ON HOLDING AG

LEVEL TWO PARTICIPATION PROGRAM

Approved by the Board of Directors on

23. July 2018

Zurich, 23. July 2018

/s/ Caspar Coppetti	/s/ David Allemann
Caspar Coppetti	David Allemann
Chairman of the Board of Directors	Member of the Board of Directors

List of Annexes:

Annex 1:	Notice of exercise
Annex 2:	Settlement request

On Holding AG – LTPP

1.	Definitions

Any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in this section.

Annual Compensation	shall mean the sum of the Participant’s annual base salary and the variable salary (cash bonus) received for the relevant calendar year.

Award	shall mean an Option or a Phantom Share granted under this Plan.

Award Agreement	shall mean a written agreement to be concluded between the Company and the Participant wherein the individual grant of an Award is specified.

Award Calculation Amount	shall mean the amount to be considered in order to determine the number of Options or Phantom Shares to be granted to a Participant.

Bad Leaver	shall mean a Participant (i) whose employment with a Subsidiary is terminated for Cause or (ii) whose employment with a Subsidiary is terminated and who is not qualifying as a Good or Medium Leaver.

Board of Directors	shall mean the board of directors of the Company.

Cause	shall mean (i) any material violation of law, (ii) grave misconduct or egregious acts (such as wilful disregard for company policy, falsifying records, stealing, violence, and similar acts or behaviour) which have occurred again after formal written notice to the respective Participant, or (iii) a termination for cause according to art. 337 of the Swiss Codes of Obligations.

Company	shall mean On Holding AG with registered seat in Zurich, Switzerland.

Compensation Committee	shall mean the compensation committee of the Company as appointed by the Board of Directors, which administrates the LTPP pursuant to section 14 of the Plan.

Exercise Price	shall mean the exercise price per Share for each Option granted under the LTPP, as specified in section 5.1 of the Plan and by the Award Agreement.

Exit	shall mean the occurrence an Exit Event.

Exit Event	shall mean the completion of any one of the following events: (i) a Listing, (ii) a private sale of at least 40% of the Shares held by the

On Holding AG – LTPP

current non-executive shareholders or (iii) one current shareholder gains, whether directly or indirectly, ownership of more than 50% of the Company, (iv) a private sale of all or substantially all of the Company’s assets relevant for its business to a buyer, (v) a merger, consolidation or demerger, or (vi) another reorganization with a similar result as (ii), (iii) or (iv).

Fair Market Value	shall mean, with respect to one Share, the consideration paid per Share or allocated per Share in the Exit Event.

Formula Value	shall mean, with respect to a Share for any purpose on a particular date, the value determined by the Compensation Committee in good faith by using the following valuation formula: [(2x capitalized earnings value) + net asset value] / 3 (at least, however, net asset value), whereby the capitalized earnings value shall be determined based on the audited financial accounts of the years (n) and (n-1), (n) weighting 2/3 and (n-1) weighting 1/3, capitalization factor 10%, divided by the total number of issued and outstanding Shares on a fully diluted basis. Valuations must be made based on the latest audited consolidated financial statements of the On Group and shall be valid for six months following the year-end closing.

Good Leaver	shall mean a Participant whose employment with a Subsidiary is (i) terminated by the Subsidiary without Cause, (ii) due to death, (iii) Permanent Disability, or (iv) retirement at legal age.

Granting Date	shall mean the date on which Awards have been granted to a Participant pursuant to section 3 of the Plan.

Issue Price Capital Round	shall mean the price paid per Share at the last capital round of the Company.

Listing	shall mean a listing of the Shares for trading on a recognized stock exchange (e.g., in connection with an initial public offering).

LTPP	shall mean this Level Two Participation Program.

Medium Leaver	shall mean a Participant whose employment with a Subsidiary is terminated by the Participant.

Notification Date	shall mean the date when notice of termination of employment of a Participant is given by the Participant or the Subsidiary.

On Group	shall mean On Holding AG and all its Subsidiaries.

On Holding AG – LTPP

Option	shall mean a call option giving the right to the Participant to acquire one Share against payment of the Exercise Price.

Participants	shall mean Level 2 and Level 2 CM employees that are participating in the LTPP (each a “Participant”).

Permanent Disability	shall mean the incapacity to perform a majority of work-related duties during at least six consecutive months and no reasonable expectation to returning to work, as a result of disability and as attested by qualified physician entrusted by the Compensation Committee.

Phantom Share	shall mean an expectancy to receive one Share in kind or the Fair Market Value of one Share in cash.

Plan	shall mean the LTPP.

Relevant Price	shall mean the Issue Price Capital Round; if the last capital round took place 12 or more months before of the relevant Valuation Date, an increase of 10% p.a. will be applied.

Share	shall mean a registered share of the Company with a nominal value of CHF 10.00.

Shareholders Agreement	shall mean the shareholders’ agreement to be entered into by and between the shareholders of the Company, as amended from time to time.

Subsidiary	shall mean any corporation in which the Company directly or indirectly owns stock representing 50% or more of the total combined voting power of all classes of stock (together “Subsidiaries”).

Tax Withholding	shall mean any income taxes and/or social security contributions of the Participant, which are due upon settlement of a Phantom Share, exercise of an Option and/or upon subsequent sale of a Share, if any, for which the Company or a Subsidiary has a withholding and payment obligation by applicable Swiss or foreign law.

Termination Date	shall mean the effective date of termination of employment of a Participant.

US Participants	shall mean the Participants (i) who are or have been employed by or seconded to ON Inc. and/or (ii) who are subject to US income taxes due to their US citizenship.

Valuation Date	shall mean December 31 of the year for which the Participant has been nominated to be granted Awards under the LTPP.

On Holding AG – LTPP

Vesting Date	shall mean the date on which Awards vest in accordance with section 5.1 and 6.1 of the Plan and as specified the individual agreement.

Vested Options	shall mean the Options, which vested in accordance with the rules of the Plan, and the terms specified in the individual agreement.

Vested Phantom Shares	shall mean the Phantom Shares, which vested in accordance with the rules of the Plan, and the terms specified in the individual agreement.

2.	Purpose

The purpose of the LTPP is to reward long and valued employees for their individual performance by giving them the opportunity to benefit from the evolvement of the Company by receiving a bonus in form of Awards.

3.	Granting of Awards

Awards may be granted to the Participants in accordance with the terms of the LTPP. Each grant of an Award shall be valid only if evidenced in an Award Agreement. Awards may be granted as follows:

Participants	Category	Award Calculation Amount	Grant schedule

Non US Participants	Options	0 – 30% of Annual Compensation	Annually

US Participants	Phantom Shares	0 – 30% of Annual Compensation	Annually

4.	Eligibility

Level 2 and Level 2 CM employees of the On Group may be nominated by the Board of Directors for Awards under the LTPP on an annual basis. The Board of Directors shall determine, for each Participant, his/her specific Award Calculation Amount within the range as set out in section 3, based on the Participant’s individual performance achieved in a specific calendar year. Non US Participants shall be granted Options; US Participants shall be granted solely Phantom Shares.

Award grants will be communicated to Participants until February 28 of the following year.

On Holding AG – LTPP

5.	Options

5.1.	Option Terms

Granting Date	March 31

Issuance Price	Options shall be granted free of charge

Exercise Price	The Exercise Price shall be set at CHF 10.00

Quantity	The quantity of Options to be granted will be determined based on the following calculation formula: [Award Calculation Amount / (the Relevant Price – Exercise Price)]

Vesting Date	Options shall vest on the third anniversary of the Granting Date

Exercise Period	Vested Options (unless forfeited in accordance with sections 9.1.1, 9.2.1 or 9.3.1 of the Plan), may be exercised until the tenth anniversary of the Granting Date.

5.2.	Exercise of Options

5.2.1.	In General

Vested Options may be exercised fully or partially by the relevant Participant by filing a written notice of exercise (see Annex 1) to the Company.

In order to be valid, the completed notice of exercise must be received by the Company on or prior to the following dates:

(i)	In any event: before the lapse of the Exercise Period; and

(ii)	For Good and Medium Leavers: within 14 days after the Termination Date; or

(iii)	For heirs: within 180 days since the Participant’s death.

Options may be exercised in cash, as set out hereinafter.

5.2.2.	Cash Exercise

Options exercised in cash shall be settled by way of issuance and transfer of Shares (subject to the rules and requirements of sections 5.2.3, -, and 8 of this Plan) against full payment of (i) the Exercise Price and (ii) if requested by the Company, the applicable Tax Withholding. These payments shall be made in cash by the Participant not later than 30 days since the filing of the written notice of exercise.

5.2.3.	Lock-up Period

Shares acquired upon exercise of Vested Options shall be subject to the following lock-up periods:

•	1/3 of the Shares shall not be subject to any lock-up period;

On Holding AG – LTPP

•	1/3 of the Shares shall be subject to a lock-up period until the first anniversary of the Vesting Date;

•	1/3 of the Shares shall be subject to a lock-up period until the second anniversary of the Vesting Date.

6.	Phantom Share

6.1.	Phantom Share Terms

Granting Date	March 31

Issuance Price	Phantom Shares shall be granted free of charge

Quantity	The quantity of Phantom Shares to be granted will be determined based on the following calculation formula: [Award Calculation Amount / the Relevant Price]

Vesting Date	Phantom Shares shall vest on the third anniversary of the Granting Date

Settlement Period	Vested Phantom Shares (unless forfeited in accordance with sections 9.1.2, 9.2.29.1.1 or 9.3.2 of the Plan), may be settled upon request of the Participant until the tenth anniversary of the Granting Date.

6.2.	Dividend Equivalent

Each Phantom Share contains the right to receive a dividend equivalent, which shall be a payment in cash corresponding to the (gross) dividend paid per Share. Payment of the dividend equivalent is due on the due date of the dividend of the Share. No dividend equivalent will be paid in case the shareholders of the Company have declared no dividend.

6.3.	Settlement

6.3.1.	In General

Vested Phantom Shares may be settled fully or partially upon request by the relevant Participant by filing a written settlement request (see Annex 2) to the Company.

In order to be valid, the completed settlement request must be received by the Company on or prior to the following dates:

(i)	In any event: before the lapse of the Settlement Period; and

(ii)	For Good and Medium Leavers: within 14 days after the Termination Date; or

(iii)	For heirs: within 180 days since the Participant’s death.

Phantom Shares may be settled in Shares, as set out hereinafter.

On Holding AG – LTPP

6.3.2.	In Shares

Vested Phantom Shares shall be settled by way of issuance and transfer of Shares (subject to the rules and requirements of sections 6.4, 7 and 8 of this Plan) against full payment of (i) the nominal value of one Share and (ii) if requested by the Company, the applicable Tax Withholding. These payments shall be made in cash by the Participant not later than 30 days since the filing of the written settlement request.

6.4.	Lock-up Period

Shares acquired upon settlement of Phantom Shares shall be subject to the following lock-up periods, if any:

•	1/3 of the Shares shall not be subject to any lock-up period;

•	1/3 of the Shares shall be subject to a lock-up period until the first anniversary of the Vesting Date;

•	1/3 of the Shares shall be subject to a lock-up period until the second anniversary of the Vesting Date.

7.	Restrictions as to transferability of Awards and Shares

No Awards granted under the LTPP shall be sold, pledged, assigned, encumbered, transferred, or disposed of in any manner other than by will or inheritance laws.

Upon exercise or settlement of an Award in Shares, each Participant (or his/her heirs) will be required to become a party to the Shareholders Agreement and shall, among other provisions, be bound to all restrictions as to the transferability of the Shares as stated therein. As a condition precedent for the transfer of Shares, the Participant (or his/her heirs) will be requested to execute a formal deed of adherence in which he/she will declare adherence to the Shareholders Agreement and all terms thereof.

The Company in its sole discretion may decide to list the Shares on any recognized stock exchange. In that event, all Shares issued to Participants (or their heirs) under the LTPP may be subject to customary limitations in terms of transferability of Shares (lock-up/market stand-off) - in addition to the lock-up period of section 5.2.3 and 6.4 of the Plan - for a period following an initial public offering of Shares as required by the underwriter(s)/joint global coordinator(s) or pursuant to applicable listing requirements or deemed appropriate by the Company and agreed with the underwriter(s)/joint global coordinator(s) in case of an initial (or subsequent) public offering of Shares.

On Holding AG – LTPP

8.	Deposit of Shares

Shares acquired by the Participant (or his/her heirs) upon exercise of Options and/or settlement of Phantom Shares granted under the LTPP shall – if certificates are at all issued, which shall be at the option of the Company – be duly endorsed in blank by the relevant Participant (or his/her heirs) and then be and remain deposited in the name and for the account of the Participant (or his/her heirs) either with the Company or at the election of the Company with a third party chosen by the Company. The Company will bear the costs of such safekeeping. Upon occurrence of a Listing and upon lapse of the lock-up, if any, such Shares may be released and transferred to the Participant’s personal deposit account upon request.

9.	Effect of Termination of Employment

In case of termination of employment between a Participant and a Subsidiary, the following rules shall apply:

9.1.	Good Leaver

9.1.1.	Options

A Participant who qualifies as a Good Leaver shall

(i)

Keep all of his/her unvested Options until the first anniversary of the Termination Date. Thereafter, all unvested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant. Any Options, which vest within the 12-month period following the Termination Date, must be exercised within 14 days as of the Vesting Date. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant; and

(ii)

Keep his/her Vested Options, which can be exercised within 14 days, following the Termination Date. In case of death of the Participant, the heirs may exercise any Vested Options within 180 days from the Participant’s death. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant.

9.1.2.	Phantom Shares

A Participant who qualifies as a Good Leaver shall

(i)

Keep all of his/her unvested Phantom Shares until the first anniversary of the Termination Date. Thereafter, all unvested Phantom Shares shall be forfeited automatically, irrevocably and without indemnification to the Participant. For Phantom Shares vesting within the 12-month period following the Termination Date, the settlement request must be filed within 14 days as of the Vesting Date. Thereafter, all unsettled Phantom Shares shall be forfeited automatically, irrevocably and without indemnification to the Participant; and

On Holding AG – LTPP

(ii)

Keep his/her Vested Phantom Shares, for which a settlement request must be filed within 14 days following the Termination Date. In case of death of the Participant, the heirs may request settlement of any Vested Phantom Shares within 180 days from the Participant’s death. Thereafter, all unsettled Vested Phantom Shares shall be forfeited automatically, irrevocably and without indemnification to the Participant.

9.1.3.	Shares

A Participant who qualifies as a Good Leaver shall keep all his/her unrestricted Shares acquired under the LTPP prior to the Termination Date. The Company (or any person or legal entity nominated by the Company) shall, however, have the right, but not the obligation, to purchase any Shares acquired under the LTPP which are still subject to a lock-up in accordance with section 5.2.3 or 6.4 as of the Termination Date at the lesser of the [Formula Value at the time of exercise of the Option or vesting of the Phantom Share and the Formula Value at the time of exercise of such purchase option] by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to [one calendar year] as of the Participant’s Termination Date.

9.2.	Medium Leaver

9.2.1.	Options

A Participant who qualifies as a Medium Leaver shall

(i)	Automatically and immediately forfeit all his/her unvested Options, without any indemnification, as of the Termination Date;

(ii)

Keep his/her Vested Options, which can be exercised within 14 days, following the Termination Date. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant.

9.2.2.	Phantom Shares

A Participant who qualifies as a Medium Leaver shall

(i)	Automatically and immediately forfeit all his/her unvested Phantom Shares, without any indemnification, as of the Termination Date;

(ii)

Keep his/her Vested Phantom Shares, for which a settlement request must be filed within 14 days following the Termination Date. Thereafter, all unsettled Vested Phantom Shares shall be forfeited automatically, irrevocably and without indemnification to the Participant.

9.2.3.	Shares

A Participant who qualifies as a Medium Leaver shall keep all his/her unrestricted Shares acquired under the LTPP prior to the Termination Date. The Company (or any person or legal entity nominated

On Holding AG – LTPP

by the Company) shall, however, have the right, but not the obligation, to purchase any Shares acquired under the LTPP which are still subject to a lock-up in accordance with section 5.2.3 or 6.4 as of the Termination Date at the lesser of the [Formula Value at the time of exercise of the Option or vesting of the Phantom Share and the Formula Value at the time of exercise of such purchase option] by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to [one calendar year] as of the Participant’s Termination Date.

9.3.	Bad Leaver

9.3.1.	Options

A Participant who qualifies as a Bad Leaver shall automatically and immediately forfeit all his/her Options, whether vested or not, without any indemnification, as of the Notification Date.

9.3.2.	Phantom Shares

A Participant who qualifies as a Bad Leaver shall automatically and immediately forfeit all his/her Phantom Shares, whether vested or not, without any indemnification, as of the Notification Date.

9.3.3.	Shares

A Participant who qualifies as a Bad Leaver shall keep all his/her unrestricted Shares acquired under the LTPP prior to the Notification Date. The Company (or any person or legal entity nominated by the Company) shall have the right, but not the obligation, to purchase any Shares acquired under the LTPP which are still subject to a lock-up in accordance with section 5.2.3 or 6.4 as of the Notification Date at the lesser of the nominal Value of the Shares and their Formula Value at the time of exercise of such purchase option by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to [one calendar year] as of the Participant’s Termination Date.

10.	Exit

10.1.	Effect of an Exit

10.1.1.	In General

Upon the occurrence of an Exit, subject to any consent required under the Shareholders Agreement, the Compensation Committee may prescribe and amend the terms and conditions for the vesting, exercise and/or settlement of any Awards granted under the LTPP, provided that such amendments are not materially adverse to the Participants and do not compromise the interests of the Participants. Such power and discretion shall include, but not be limited to, the power and authority to (i) reduce or abolish lock-up periods and to (ii) modify the requirements and modality for the settlement of any Awards (including a cash settlement in case of a full Exit in an amount equal to the Fair Market Value minus the Exercise Price or nominal value of the Shares, if any, subject to any Tax Withholding).

On Holding AG – LTPP

10.1.2.	Participants and Good Leavers

Upon the occurrence of an Exit Event, Participants and Good Leavers may sell or may be required to sell their Shares acquired under the LTPP in accordance with the rules of the Shareholders’ Agreement at the Fair Market Value subject to any applicable Tax Withholding.

11.	Changes in Capital Structure

In the event of a change, other than a share capital increase, relating to the Shares through reclassification, recapitalization, subdivision, stock dividend, stock split-up or otherwise in the Company’s corporate structure, the Compensation Committee shall, to the extent permissible by law, adjust the terms of the Awards then outstanding to ensure that the Participants receive in respect of each Award, upon exercise or settlement, the same value in cash and/or type of stock that each Participant would have been entitled to receive without such change.

12.	Taxation and Social Security

Awards may be subject to income tax and/or social security. In Switzerland, Awards will be subject to Swiss income tax and Swiss social security contributions upon exercise (in case of Options) or vesting (in case of Phantom Shares). A subsequent sale of the Shares acquired under the LTPP may, depending on the individual circumstances and the amount of the capital gain realized, trigger Swiss income tax and Swiss social security contributions as well. Swiss social security contributions legally due will be borne by the Subsidiary and the relevant Participant in accordance with applicable law and regulations.

Depending on the Participant’s residence, place of work or nationality, Awards may be subject to income tax and/or social security contributions in jurisdictions other than Switzerland. Each Participant is responsible for a proper declaration and payment of his/her personal income taxes, including capital gains taxes, if any, that may arise from participation in the LTPP in each relevant jurisdiction.

13.	No Entitlements

13.1.	No Shareholder Rights

An Award does not include any shareholder rights (such as voting, dividend and information right).

13.2.	No Right to Future Grants

Besides stated in the individual employment agreement, a nomination under the LTPP for a specific year shall not confer any right or entitlement to be nominated and granted any Awards in future years or to participate in any future employee participation plan.

On Holding AG – LTPP

13.3.	No Right to Continued Employment

The LTPP does not constitute an employment agreement. Nothing contained herein shall modify the terms of the Participants’ respective employment or restrict the Subsidiary’s right to terminate the employment of any Participant at any time, with or without Cause, or to adjust the compensation of any Participant.

14.	Administration

The LTPP shall be administrated by the Compensation Committee.

The Compensation Committee is authorized and shall have full power and authority, subject to the provisions of the LTPP, to establish such rules and regulations as it may deem appropriate for the proper administration and operation of the LTPP, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the LTPP and the Awards granted thereunder as it may deem necessary or advisable.

The Compensation Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards or Shares hereunder.

15.	Amendment

The Compensation Committee may make any amendments to the LTPP that may be necessary to comply with or conform to applicable laws. Furthermore, the Compensation Committee shall have the power to modify the LTPP as necessary to conform to the Shareholders Agreement solely to the extent such modifications would not adversely affect a Participant.

16.	Confidentiality

The LTPP is confidential to the business. The terms and conditions of the LTPP and any individual Award grant shall therefore be kept strictly confidential (and may be shared only with [the spouse and] the personal advisors of the Participant), unless disclosure is required by mandatory law.

17.	Effective Date and Term

The LTPP has been approved by the Board of Directors on [DATE]. The LTPP shall be effective as of [DATE] and shall be valid until the later of [DATE] or all Awards granted under the LTPP have been settled, exercised, forfeited, or otherwise canceled or any lock-up of such Shares have been expired or any purchase options of the Company have been exercised or lapsed.

On Holding AG – LTPP

18.	Governing Law

The LTPP shall be subject to and governed by substantive Swiss law.

* * *

On Holding AG – LTPP

EXERCISE NOTICE

LEVEL TWO PARTICIPATION PROGRAM

ON HOLDING AG

To be sent to the attention of the CFO of ON Holding AG

Name and address of Participant:

Options to be exercised (please indicate):

[Option Category/ Granting Date]	Number of Options to be exercised (a)	Exercise price per Share in CHF (b)	Total Exercise Price in CHF (c = a x b)

Note:

i)	The terms defined in the Level Two Participation Program of ON Holding AG have the same meaning when used herein.

ii)

Options exercised will be settled by way of issuance and transfer of Shares (subject to lock-up, if any, according to section 5.2.3 and deposit according to section 8 of the LTPP) against full payment of (i) the Exercise Price and (ii) if requested by the Company, the applicable Tax Withholding. Upon receipt of this notice of exercise, the Company will inform the Participant about the applicable Tax Withholding and provide the Participant with the payment details. Payment of the Exercise Price and Tax Withholding is due in cash and not later than 30 days since the filing of this notice of exercise.

iii)

As a condition precedent for the validity of the exercise of the Options hereunder and the issuance and transfer of Shares, the Participant will be requested to execute a formal deed of adherence in which he/she will declare adherence to the Shareholders Agreement and all terms thereof.

Place/Date:

Signature of Participant:

On Holding AG – LTPP

SETTLEMENT REQUEST

LEVEL TWO PARTICIPATION PROGRAM

ON HOLDING AG

To be sent to the attention of the CFO of ON Holding AG

Name and address of Participant:

Phantom Shares to be settled (please indicate):

[Category of Phantom Shares/ Granting Date]	Number of Phantom Shares to be settled (a)	Nominal value per Share in CHF (b)	Total nominal value in CHF (c = a x b)

Note:

i)	The terms defined in the Level Two Participation Program of ON Holding AG have the same meaning when used herein.

ii)

Phantom Shares will be settled by way of issuance and transfer of Shares (subject to lock-up, if any, according to section 6.4 and deposit according to section 8 of the LTPP) against full payment of (i) the nominal value and (ii) if requested by the Company, the applicable Tax Withholding. Upon receipt of this settlement request, the Company will inform the Participant about the applicable Tax Withholding and provide the Participant with the payment details. Payment of the nominal value and Tax Withholding is due in cash and not later than 30 days since the filing of this settlement request.

iii)

As a condition precedent for the validity of the settlement of the Phantom Shares hereunder and the issuance and transfer of Shares, the Participant will be requested to execute a formal deed of adherence in which he/she will declare adherence to the Shareholders Agreement and all terms thereof.

Place/Date:

Signature of Participant: